Exhibit 10(ee)

TENET FIFTH AMENDED AND RESTATED TENET 2006 DEFERRED COMPENSATION PLAN As Amended and Restated Effective as of January 1, 2019

FIFTH AMENDED AND RESTATED
TENET 2006 DEFERRED COMPENSATION PLAN

TABLE OF CONTENTS

ARTICLE I PREAMBLE AND PURPOSE		1
1.1	Preamble	1
1.2	Purpose	2
ARTICLE II DEFINITIONS AND CONSTRUCTION		3
2.1	Definitions	3
2.2	Construction	14
ARTICLE III PARTICIPATION AND FORFEITABILITY OF BENEFITS		15
3.1	Eligibility and Participation	15
3.2	Forfeitability of Benefits	16
ARTICLE IV DEFERRAL, COMPANY CONTRIBUTIONS, ACCOUNTING AND INVESTMENT CREDITING RATES		17
4.1	General Rules Regarding Deferral Elections	17
4.2	Compensation and Bonus Deferrals	17
4.3	RSU Deferrals	19
4.4	Company Contributions	20
4.5	Accounting for Deferred Compensation	20
4.6	Investment Crediting Rates	22
ARTICLE V DISTRIBUTION OF BENEFITS		24
5.1	Distribution Election	24
5.2	Termination Distributions to Key Employees	25
5.3	Scheduled In-Service Withdrawals	25
5.4	Unforeseeable Emergency	25
5.5	Death of a Participant	26
5.6	Withholding	26
5.7	Impact of Reemployment on Benefits	26
ARTICLE VI PAYMENT LIMITATIONS		27
6.1	Spousal Claims	27
6.2	Legal Disability	28
6.3	Assignment	28
ARTICLE VII FUNDING		29
7.1	Funding	29
7.2	Creditor Status	29
ARTICLE VIII ADMINISTRATION		30
8.1	The RPAC	30
8.2	Powers of RPAC	30
8.3	Appointment of Plan Administrator	30
8.4	Duties of Plan Administrator	30
8.5	Indemnification of RPAC and Plan Administrator	32

8.6	Claims for Benefits	32
8.7	Receipt and Release of Necessary Information	34
8.8	Overpayment and Underpayment of Benefits	34
8.9	Change of Control	35
ARTICLE IX OTHER BENEFIT PLANS OF THE COMPANY		36
9.1	Other Plans	36
ARTICLE X AMENDMENT AND TERMINATION OF THE PLAN		37
10.1	Continuation	37
10.2	Amendment of Plan	37
10.3	Termination of Plan	37
10.4	Termination of Affiliate's Participation	38
ARTICLE XI MISCELLANEOUS		39
11.1	No Reduction of Employer Rights	39
11.2	Provisions Binding	39
EXHIBIT A LIMITS ON ELIGIBILITY AND PARTICIPATION		A-1

(ii)

FIFTH AMENDED AND RESTATED
TENET 2006 DEFERRED COMPENSATION PLAN
ARTICLE I
PREAMBLE AND PURPOSE

1.1
Preamble. Tenet Healthcare Corporation (the "Company") previously adopted the Tenet 2006 Deferred Compensation Plan (the "Plan") to permit the Company and its participating Affiliates, as defined herein (collectively, the "Employer"), to attract and retain a select group of management or highly compensated employees and Directors, as defined herein. The Plan replaced the Tenet 2001 Deferred Compensation Plan (the "2001 DCP") and compensation and bonus deferrals and employer contributions made to the 2001 DCP during the 2005 Plan Year (i.e., January 1, through December 31) were transferred to the Plan and will be administered pursuant to its terms.

Pursuant to the First Amended and Restated Plan, the Company amended and restated the Plan effective December 31, 2008 to (a) reflect that compensation and bonus deferrals and employer contributions made to the 2001 DCP have been transferred to the Plan and will be administered pursuant to its terms, (b) permit participants to elect before December 31, 2008 pursuant to transition relief issued under section 409A of the Internal Revenue Code of 1986, as amended (the "Code") to receive an in-service withdrawal of amounts deemed invested in stock units in 2009 or a subsequent year, (c) modify the fixed return investment option to provide that interest will be credited based on one hundred and twenty percent (120%) of the long-term applicable federal rate as opposed to the current provision which credits interest based on the prime rate of interest less one percent (1%), (d) reduce the employer matching contribution effective January 1, 2009, (e) comply with final regulations issued under section 409A of the Code and (f) make certain other design changes. This amended and restated Plan was known as the First Amended and Restated Tenet 2006 Deferred Compensation Plan.
The Company further amended the Plan, through the adoption of the Second Amended and Restated Plan, effective as of May 9, 2012, to add certain Change of Control provisions and revise certain termination event definitions.
The Company amended and restated the Plan to increase the employer matching contribution under the Plan to conform with the matching contribution provided under the Company’s tax-qualified section 401(k) plan and to incorporate certain administrative changes adopted with respect to the Plan since its prior restatement. That amended and restated Plan was known as the Third Amended and Restated Tenet 2006 Deferred Compensation Plan.
The Retirement Plans Administration Committee (“RPAC”) subsequently amended the Plan effective January 1, 2015 to provide that an “Affiliate” will be determined based on an ownership percentage of greater than fifty percent (50%).
The RPAC again amended and restated the Plan effective November 30, 2015 to incorporate the terms of its prior amendment, clarify that only physicians and A-Team members that provide services to Baptist Health Centers LLC (“BHC”) and are paid from a Tenet payroll will be eligible to participate in the Plan and reflect that the name of the Compensation Committee has changed to the “Human Resources Committee.” Such amended and restated Plan was known as the Fourth Amended and Restated Tenet 2006 Deferred Compensation Plan.
By this instrument, the RPAC desires to amend and restate the Plan effective January 1, 2019, to remove reaching the compensation limit on elective deferrals under the Company’s tax-qualified section 401(k) plan as a trigger that allows participation in the Plan and to authorize BHC to be a participating employer in the Plan with respect to its physician employees. This amended and restated Plan will be known as the Fifth Amended and Restated Tenet 2006 Deferred Compensation Plan.
The Employer may adopt one or more domestic trusts to serve as a possible source of funds for the payment of benefits under this Plan.

1.2
Purpose. Through this Plan, the Employer intends to permit the deferral of compensation and to provide additional benefits to Directors and a select group of management or highly compensated employees of the Employer. Accordingly, it is intended that this Plan will not constitute a "qualified plan" subject to the limitations of section 401(a) of the Code, nor will it constitute a "funded plan," for purposes of such requirements. It also is intended that this Plan will be exempt from the participation and vesting requirements of Part 2 of Title I of the Employee Retirement Income Security Act of 1974, as amended (the "Act"), the funding requirements of Part 3 of Title I of the Act, and the fiduciary requirements of Part 4 of Title I of the Act by reason of the exclusions afforded plans that are unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

End of Article I

Fifth Amended and Restated Tenet 2006 DCP

ARTICLE II
DEFINITIONS AND CONSTRUCTION

2.1
Definitions. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase will generally be a term defined in this Section 2.1. The following words and phrases with the initial letter capitalized will have the meaning set forth in this Section 2.1, unless a different meaning is required by the context in which the word or phrase is used.

(a)
"Account" means one or more of the bookkeeping accounts maintained by the Company or its agent on behalf of a Participant, as described in more detail in Section 4.5. A Participant's Account may be divided into one or more "Cash Accounts" or "Stock Unit Accounts" as defined in Section 4.5.

(b)	"Act" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(c)
"Affiliate" means a corporation that is a member of a controlled group of corporations (as defined in section 414(b) of the Code) that includes the Company, any trade or business (whether or not incorporated) that is in common control (as defined in section 414(c) of the Code) with the Company, or any entity that is a member of the same affiliated service group (as defined in section 414(m) of the Code) as the Company; provided, however that for purposes of determining if an entity is an Affiliate under sections 414(b) or (c) of the Code ownership will be determined based on an ownership percentage of greater than fifty percent (50%).

(d)
"Alternate Payee" means any spouse, former spouse, child, or other dependent of a Participant who is recognized by a DRO as having a right to receive all, or a portion of, the benefits payable under the Plan with respect to such Participant.

(e)
"Annual Incentive Plan Award" means the amount payable to an employee each year, if any, under the Company's Annual Incentive Plan, as the same may be amended, restated, modified, renewed or replaced from time to time.

(f)	"Base Deferral" means the Compensation deferral made by a Participant pursuant to Section 4.2(a).

(g)	"Base with Match Deferral" means the Base with Match Deferral made pursuant to Section 4.2(c).

(h)
"Beneficiary" means the person designated by the Participant to receive a distribution of his benefits under the Plan upon the death of the Participant. If the Participant is married, his spouse will be his Beneficiary, unless his spouse consents in writing to the designation of an alternate Beneficiary. In the event that a Participant fails to designate a Beneficiary, or if the Participant's Beneficiary does not survive the Participant, the Participant's Beneficiary will be his surviving spouse, if any, or if the Participant does not have a surviving spouse, his estate. The term "Beneficiary" also will mean a Participant's spouse or former spouse who is entitled to all or a

Fifth Amended and Restated Tenet 2006 DCP

portion of a Participant's benefit pursuant to Section 6.1. For this purpose a spouse means a legal spouse, including a same sex spouse.

(i)	"Board" means the Board of Directors of the Company.

(j)
"Bonus" means (i) a bonus paid to a Participant in the form of an Annual Incentive Plan award, (ii) a performance-based bonus payment to a Participant pursuant to an employment or similar agreement, or (iii) any other bonus payment designated by the RPAC as an eligible bonus under the Plan. As of the Effective Date, the quarterly bonuses paid to physician Employees of BHC will be an eligible bonus under the Plan.

(k)
"Bonus Deferral" means the Bonus deferral made by a Participant pursuant to Section 4.2(b). A Participant may also defer a portion of his Bonus as a Bonus with Match Deferral pursuant to Section 4.2(c).

(l)	"Bonus with Match Deferral" means the Bonus with Match Deferral made pursuant to Section 4.2(d).

(m)	"Cause" means

(i)
with respect to any event not occurring on or within two (2) years after a Change of Control, except as provided otherwise in a separate severance agreement or plan in which the Participant participates:

(A)	dishonesty,

(B)	fraud,

(C)	willful misconduct,

(D)	breach of fiduciary duty,

(E)	conflict of interest,

(F)	commission of a felony,

(G)	material failure or refusal to perform his job duties in accordance with Company policies,

(H)	a material violation of Company policy that causes harm to the Company or an Affiliate, or

(I)	other wrongful conduct of a similar nature and degree.
A failure to meet or achieve business objectives, as defined by the Company, will not be considered Cause so long as the Participant has devoted his best efforts and attention to the achievement of those objectives.

Fifth Amended and Restated Tenet 2006 DCP

(ii)	With respect to any event occurring on or within two (2) years after a Change of Control, except as provided otherwise in a separate severance agreement or plan in which the Participant participates:

(A)
any intentional act or misconduct materially injurious to the Company or any Affiliate, financial or otherwise, but not limited to, misappropriation or fraud, embezzlement or conversion by the Participant of the Company’s or any Affiliate’s property in connection with the Participant’s employment with the Company or an Affiliate,

(B)	Any willful act or omission constituting a material breach by the Participant of a fiduciary duty,

(C)
A final, non-appealable order in a proceeding before a court of competent jurisdiction or a final order in an administrative proceeding finding that the Participant committed any willful misconduct or criminal activity (excluding minor traffic violations or other minor offenses), which commission is materially inimical to the interests of the Company or any Affiliate, whether for his personal benefit or in connection with his duties for the Company or an Affiliate,

(D)	The conviction (or plea of no contest) of the Participant for any felony,

(E)	Material failure or refusal to perform his job duties in accordance with Company policies (other than resulting from the Participant’s disability as defined by Company policies), or

(F)	A material violation of Company policy that causes material harm to the Company or an Affiliate.
A failure to meet or achieve business objectives, as defined by the Company, will not be considered Cause so long as the Participant has devoted his reasonable efforts and attention to the achievement of those objectives. For purposes of this Section, no act or failure to act on the part of the Participant will be deemed "willful", "intentional" or "knowing" if it was undertaken in reasonable reliance on the advice of counsel or at the instruction of the Company, including but not limited to the Board, a committee of the Board or the Chief Executive Officer ("CEO") of the Company, or was due primarily to an error in judgment or negligence, but will be deemed "willful", "intentional" or "knowing" only if done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company.

(iii)
A Participant will not be deemed to have been terminated for Cause, under either this Section 2.1(m)(i) or 2.1(m)(ii) above, as applicable, unless and until there has been delivered to the Participant written notice that the Participant has engaged in conduct constituting Cause. The determination of Cause will be made by the Human Resources Committee with respect to any Participant who is employed as the CEO, by the CEO (or an individual acting in such capacity or possessing such authority on an interim basis)

Fifth Amended and Restated Tenet 2006 DCP

with respect to any other Participant except a Hospital Chief Executive Officer ("Hospital CEO") and by the Chief Operating Officer of the Company (the "COO") with respect to any Participant who is employed as a Hospital CEO. A Participant who receives written notice that he has engaged in conduct constituting Cause, will be given the opportunity to be heard (either in person or in writing as mutually agreed to by the Participant and the Human Resources Committee, CEO or COO, as applicable) for the purpose of considering whether Cause exists. If it is determined either at or following such hearing that Cause exists, the Participant will be notified in writing of such determination within five (5) business days. If the Participant disagrees with such determination, the Participant may file a claim contesting such determination pursuant to Article VIII within thirty (30) days after his receipt of such written determination finding that Cause exists.

(n)	"Change of Control" means the occurrence of one of the following:

(i)
A "change in the ownership of the Company" which will occur on the date that any one person, or more than one person acting as a group within the meaning of section 409A of the Code, acquires, directly or indirectly, whether in a single transaction or series of related transactions, ownership of stock in the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company ("Ownership Control"). However, if any one person or more than one person acting as a group, has previously acquired ownership of more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not be considered a "change in the ownership of the Company" (or to cause a "change in the effective control of the Company" within the meaning of Section 2.1(n)(ii) below). Further, an increase in the effective percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for cash or property will be treated as an acquisition of stock for purposes of this paragraph; provided, that for purposes of this Section 2.1(n)(i), the following acquisitions of Company stock will not constitute a Change of Control:

(A)
any acquisition, whether in a single transaction or series of related transactions, by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate which results in such employee benefit plan obtaining "Ownership Control" of the Company or

(B)	any acquisition, whether in a single transaction or series of related transactions, by the Company which results in the Company acquiring stock of the Company representing "Ownership Control" or

Fifth Amended and Restated Tenet 2006 DCP

(C)
any acquisition, whether in a single transaction or series of related transactions, after which those persons who were owners of the Company’s stock immediately before such transaction(s) own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company (or if after the consummation of such transaction(s) the Company (or another entity into which the Company is merged into or otherwise combined, such the Company does not survive such transaction(s)) is a direct or indirect subsidiary of another entity which itself is not a subsidiary of an entity, then the more than fifty percent (50%) ownership test will be applied to the voting securities of such other entity) in substantially the same percentages as their respective ownership of the Company immediately before such transaction(s).

This Section 2.1(n)(i) applies either when there is a transfer of the stock of the Company (or issuance of stock) and stock in the Company remains outstanding after the transaction or when there is a transfer of the stock of the Company (including a merger or similar transaction) and stock in the Company does not remain outstanding after the transaction.

(ii)	A "change in the effective control of the Company" which will occur on the date that either (A) or (B) occurs:

(A)
any one person, or more than one person acting as a group within the meaning of section 409A of the Code, acquires (taking into consideration any prior acquisitions during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons), directly or indirectly, ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company (not considering stock owned by such person or group before such twelve (12) month period) (i.e., such person or group must acquire within a twelve (12) month period stock possessing at least thirty-five percent (35%) of the total voting power of the stock of the Company) ("Effective Control"), except for (i) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate which results in such employee benefit plan obtaining "Effective Control" of the Company or (ii) any acquisition by the Company. The occurrence of "Effective Control" under this Section 2.1(n)(ii)(A) may be nullified by a vote of that number of the members of the Board of Directors of the Company ("Board"), that exceeds two-thirds (2/3) of the independent members of the Board, which vote must occur before the time, if any, that a "change in the effective control of the Company" has occurred under Section 2.1(n)(ii)(B) below. In the event of such a supermajority vote, such transaction or series of related transactions will not be treated as an event constituting "Effective Control". For avoidance of doubt, the Plan provides that in the event of the occurrence of the acquisition of ownership of stock of the Company that reaches or exceeds the thirty-five percent (35%) ownership threshold described above, if

Fifth Amended and Restated Tenet 2006 DCP

more than two-thirds (2/3) of the independent members of the Board take action to resolve that such an acquisition is not a "change in the effective control of the Company" and a majority of the members of the Board have not been replaced as provided under Section 2.1(n)(ii)(B) below, then such Board action will be final and no "Effective Control" will be deemed to have occurred for any purpose under the Plan.

(B)
a majority of the members of the Board are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

For purposes of a "change in the effective control of the Company," if any one person, or more than one person acting as a group, is considered to effectively control the Company within the meaning of this Section 2.1(n)(ii), the acquisition of additional control of the Company by the same person or persons is not considered a "change in the effective control of the Company," or to cause a "change in the ownership of the Company" within the meaning of Section 2.1(n)(i) above.

(iii)	A sale, exchange, lease, disposition or other transfer of all or substantially all of the assets of the Company.

(iv)	A liquidation or dissolution of the Company that is approved by a majority of the Company's stockholders.
For purposes of this Section 2.1(n), the provisions of section 318(a) of the Code regarding the constructive ownership of stock will apply to determine stock ownership; provided, that, stock underlying unvested options (including options exercisable for stock that is not substantially vested) will not be treated as owned by the individual who holds the option.

(o)	"Code" means the Internal Revenue Code of 1986, as amended from time to time.

(p)	"Company" means Tenet Healthcare Corporation.

(q)
"Compensation" means base salaries, commissions, and certain other amounts of cash compensation payable to the Participant during the Plan Year, including draws paid to physician Employees of BHC. Compensation will exclude cash bonuses, foreign service pay, hardship withdrawal allowances and any other pay intended to reimburse the employee for the higher cost of living outside the United States, Annual Incentive Plan Awards, automobile allowances, housing allowances, relocation payments, deemed income, income payable under stock incentive plans, insurance premiums, and other imputed income, pensions, retirement benefits, and contributions to and payments from the 401(k) Plan and this Plan or any other nonqualified retirement plan maintained by the Employer. The term "Compensation" for Directors will mean any cash compensation from retainers, meeting fees and committee fees paid during the Plan Year.

Fifth Amended and Restated Tenet 2006 DCP

(r)
"Compensation and Bonus Deferrals" means the Base Deferrals, Bonus Deferrals, Base with Match Deferrals, Bonus with Match Deferrals, and/or Discretionary Deferrals made pursuant to Section 4.2 of the Plan.

(s)	"Director" means a member of the Board who is not an employee.

(t)	"Discretionary Contribution" means the contribution made by the Employer on behalf of a Participant as described in Section 4.4(b).

(u)	"Discretionary Deferral" means the Compensation deferral described in Section 4.2(d) made by a Participant.

(v)
"DRO" means a domestic relations order that is a judgment, decree, or order (including one that approves a property settlement agreement) that relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of a Participant and is rendered under a state (within the meaning of section 7701(a)(10) of the Code) domestic relations law (including a community property law) and that:

(i)
Creates or recognizes the existence of an Alternate Payee's right to, or assigns to an Alternate Payee the right to receive all or a portion of the benefits payable with respect to a Participant under the Plan;

(ii)	Does not require the Plan to provide any type or form of benefit, or any option, not otherwise provided under the Plan;

(iii)	Does not require the Plan to provide increased benefits (determined on the basis of actuarial value);

(iv)	Does not require the payment of benefits to an Alternate Payee that are required to be paid to another Alternate Payee under another order previously determined to be a DRO; and

(v)
Clearly specifies: the name and last known mailing address of the Participant and of each Alternate Payee covered by the DRO; the amount or percentage of the Participant's benefits to be paid by the Plan to each such Alternate Payee, or the manner in which such amount or percentage is to be determined; the number of payments or payment periods to which such order applies; and that it is applicable with respect to this Plan.

(w)	"Effective Date" means January 1, 2019, except as provided otherwise herein.

(x)	"Election" means the Participant’s written, on-line or telephonic elections with respect to deferrals, requested investment crediting rates and distributions under this Plan.

(y)
"Eligible Person" means (i) each Employee who is paid from a Tenet payroll and eligible for a Bonus as defined in Section 2.1(j) for the applicable Plan Year, and (ii) each Director. In addition, the term "Eligible Person" will include any Employee designated as an Eligible Person by the RPAC. As provided in Section 3.1, the

Fifth Amended and Restated Tenet 2006 DCP

RPAC or Plan Administrator may at any time, in its sole and absolute discretion, limit the classification of Employees who are eligible to participate in the Plan for a Plan Year, limit the enrollment period during which an Eligible Person may enroll in the Plan to the Open Enrollment Period and/or modify or terminate an Eligible Person's participation in the Plan through Exhibit A without the need for an amendment to the Plan.

(z)
"Employee" means each select member of management or highly compensated employee receiving remuneration, or who is entitled to remuneration, for services rendered to the Employer, in the legal relationship of employer and employee.

(aa)
"Employer" means the Company and each Affiliate who with the consent of the Senior Vice President, Human Resources or Plan Administrator has adopted the Plan as a participating employer. An Affiliate may evidence its adoption of the Plan either by a formal action of its governing body or by commencing deferrals and taking other administrative actions with respect to this Plan on behalf of its employees. An entity will cease to be a participating employer as of the date such entity ceases to be an Affiliate or the date specified by the Company.

(bb)	"Employer Contribution" means a Matching Contribution and/or Discretionary Contribution.

(cc)	"Fair Market Value" means the closing price of a share of Stock on the New York Stock Exchange on the date as of which fair market value is to be determined.

(dd)
"Five Percent Owner" means any person who owns (or is considered as owning within the meaning of section 318 of the Code (as modified by section 416(i)(1)(B)(iii) of the Code)) more than five percent (5%) of the outstanding stock of the Company or an Affiliate or stock possessing more than five percent (5%) of the total combined voting power of all stock of the Company or an Affiliate. The rules of sections 414(b), (c) and (m) of the Code will not apply for purposes of applying these ownership rules. Thus, this ownership test will be applied separately with respect to the Company and each Affiliate.

(ee)	"401(k) Plan" means the Company’s 401(k) Retirement Savings Plan, as such plan may be amended, restated, modified, renewed or replaced from time to time.

(ff)
"Human Resources Committee" means the Human Resources Committee of the Board (or any predecessor or successor to such committee in name or form), which has the authority to amend and terminate the Plan as provided in Article X. The Human Resources Committee also will be responsible for determining the amount of the Discretionary Contribution, if any, to be made by the Employer

(gg)	"Key Employee" means any employee or former employee (including any deceased employee) who at any time during the Plan Year was:

(i)
an officer of the Company or an Affiliate having compensation of greater than one hundred thirty thousand dollars ($130,000) (as adjusted under section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002);

Fifth Amended and Restated Tenet 2006 DCP

(ii)	a Five Percent Owner; or

(iii)	a One Percent Owner having compensation of more than one hundred fifty thousand dollars ($150,000).
For purposes of the preceding paragraphs, the Company has elected to determine the compensation of an officer or One Percent Owner in accordance with section 1.415(c)-2(d)(4) of the Treasury Regulations (i.e., W-2 wages plus amounts that would be includible in wages except for an election under section 125(a) of the Code (regarding cafeteria plan elections) under section 132(f) of the Code (regarding qualified transportation fringe benefits) or section 402(e)(3) of the Code (regarding section 401(k) plan deferrals)) without regard to the special timing rules and special rules set forth, respectively, in sections 1.415(c)-2(e) and 2(g) of the Treasury Regulations.
The determination of Key Employees will be based upon a twelve (12) month period ending on December 31 of each year (i.e., the identification date). Employees that are Key Employees during such twelve (12) month period will be treated as Key Employees for the twelve (12) month period beginning on the first day of the fourth month following the end of the twelve (12) month period (i.e., since the identification date is December 31, then the twelve (12) month period to which it applies begins on the next following April 1).
The determination of who is a Key Employee will be made in accordance with section 416(i)(1) of the Code and other guidance of general applicability issued thereunder. For purposes of determining whether an employee or former employee is an officer, a Five Percent Owner or a One Percent Owner, the Company and each Affiliate will be treated as a separate employer (i.e., the controlled group rules of sections 414(b), (c), (m) and (o) of the Code will not apply). Conversely, for purposes of determining whether the one hundred thirty thousand dollar ($130,000) adjusted limit on compensation is met under the officer test described in Section 2.1(gg)(i), compensation from the Company and all Affiliates will be taken into account (i.e., the controlled group rules of sections 414(b), (c), (m) and (o) of the Code will apply). Further, in determining who is an officer under the officer test described in Section 2.1(gg)(i), no more than fifty (50) employees of the Company or its Affiliates (i.e., the controlled group rules of sections 414(b), (c), (m) and (o) of the Code will apply) will be treated as officers. If the number of officers exceeds fifty (50), the determination of which employees or former employees are officers will be determined based on who had the largest annual compensation from the Company and Affiliates for the Plan Year. For the avoidance of doubt, for purposes of this Section 2.1(gg) the controlled group rules under sections 414(b) and (c) of the Code will be applied based on the normal ownership percentage of greater than eighty percent (80%) rather than the fifty percent (50%) standard used in the definition of Affiliate.

(hh)
"Matching Contribution" means the contribution made by the Employer pursuant to Section 4.4(a) on behalf of a Participant who makes Base with Match Deferrals and/or Bonus with Match Deferrals to the Plan as described in Section 4.2(c).

Fifth Amended and Restated Tenet 2006 DCP

(ii)	"One Percent Owner" means any person who would be described as a Five Percent Owner if "one percent (1%)" were substituted for "five percent (5%)" each place where it appears therein.

(jj)
"Open Enrollment Period" means the period occurring each year during which an Eligible Person may make his elections to defer his Compensation, Bonus and RSUs for a subsequent Plan Year pursuant to Article IV. Open Enrollment Periods will occur in accordance with section 409A of the Code (i.e., no later than December 31st of each year with respect to Compensation, no later than June 30 of each year with respect to Bonus and either before or within thirty (30) days after the date of grant with respect to RSUs). Different Open Enrollment Periods may apply with respect to different groups of Eligible Persons. An Employee who is not an Eligible Person at the time of the Open Enrollment Period, but who is expected to become an Eligible Person during the next Plan Year, may be permitted to enroll in the Plan during the Open Enrollment Period with his Election becoming effective at the time he becomes an Eligible Person with respect to Compensation, Bonus and RSUs earned after such date.

(kk)
"Participant" means each Eligible Person who has been designated for participation in this Plan and has made an Election and each Employee or former Employee (or Director or former Director) whose participation in this Plan has not terminated (i.e., the individual still has amounts credited to his Account).

(ll)	"Participant Deferral" means a Base Deferral, Base with Match Deferral, Bonus Deferral, Bonus with Match Deferral, RSU Deferral and/or Discretionary Deferral.

(mm)	"Plan" means the Fifth Amended and Restated Tenet 2006 Deferred Compensation Plan as set forth in this document and as the same may be amended from time to time.

(nn)
"Plan Administrator" means the individual or entity appointed by the RPAC to handle the day-to-day administration of the Plan, including but not limited to determining a Participant's eligibility for benefits and the amount of such benefits and complying with all applicable reporting and disclosure obligations imposed on the Plan. If the RPAC does not appoint an individual or entity as Plan Administrator, the RPAC will serve as the Plan Administrator.

(oo)	"Plan Year" means the fiscal year of this Plan, which will commence on January 1 each year and end on December 31 of such year.

(pp)
"RPAC" means the Retirement Plans Administration Committee of the Company established by the Human Resources Committee of the Board, and whose members have been appointed by such Human Resources Committee. The RPAC will have the responsibility to administer the Plan and make final determinations regarding claims for benefits, as described in Article VIII. In addition, the RPAC has limited amendment authority over the Plan as provided in Section 10.2.

(qq)	"RSU Deferral" means the RSU deferral made by a Participant pursuant to Section 4.3.

Fifth Amended and Restated Tenet 2006 DCP

(rr)	"RSU" means the restricted stock units awarded under the SIP.

(ss)
"Scheduled In-Service Withdrawal" means a distribution elected by the Participant pursuant to Section 4.2 or Section 4.3 for an in-service withdrawal of amounts of Base Deferrals, Bonus Deferrals and/or RSU Deferrals made in a given Plan Year, and earnings or losses attributable to such amounts, as reflected in the Participant’s Election for such Plan Year.

(tt)	"Scheduled Withdrawal Date" means the distribution date elected by the Participant for a Scheduled In-Service Withdrawal.

(uu)	"SIP" means the Company’s Stock Incentive Plan.

(vv)
"Special Enrollment Period" means, subject to Section 3.1(b) and Section 3.1(c), a period of no more than thirty (30) days after an Employee is employed by the Employer (or a Director is elected to the Board) or an Employee is transferred to the status of an Eligible Person provided that such Employee does not already participate in another plan of the Employer that would be aggregated with the Plan and advised of his eligibility to participate in the Plan during which the Eligible Person may make an Election to defer Compensation and RSUs earned after such Election pursuant to Article IV. If the Employee becomes an Eligible Person before June 30, he may make an Election to defer Bonus earned after such Election to the extent permitted by the Plan Administrator. For purposes of determining an Eligible Person's initial eligibility, an Eligible Person, who incurs a Termination of Employment and is reemployed and eligible to participate in the Plan at a date which is more than twenty-four (24) months after such Termination of Employment, will be treated as being initially eligible to participate in the Plan on such reemployment. The Plan Administrator may also designate certain periods as Special Enrollment Periods to the extent permitted under section 409A of the Code.

(ww)	"Stock" means the common stock, par value $0.05 per share, of the Company.

(xx)	"Stock Unit" means a non-voting, non-transferable unit of measurement that is deemed for bookkeeping and distribution purposes only to represent one outstanding share of Stock.

(yy)
"Termination of Employment" means (i) with respect to an Employee, the date that such Employee ceases performing services for the Employer and its Affiliates in the capacity of an employee or a reduction in employment or other provision of services that qualifies as a separation from service under Code section 409A and (ii) with respect to a Director, the date that such Director ceases to provide services to the Company as a member of the Board or otherwise or a reduction in employment or other provision of services that qualifies as a separation from service under Code section 409A. For this purpose an Employee who is on a leave of absence that exceeds six (6) months and who does not have statutory or contractual reemployment rights with respect to such leave, will be deemed to have incurred a Termination of Employment on the first day of the seventh (7th) month of such leave. An Employee who transfers employment from an Employer to an Affiliate, regardless

Fifth Amended and Restated Tenet 2006 DCP

of whether such Affiliate has adopted the Plan as a participating employer, will not incur a Termination of Employment.

(zz)	"Trust" means the rabbi trust established with respect to the Plan, the assets of which are to be used for the payment of benefits under the Plan.

(aaa)
"Trustee" means the individual or entity appointed to serve as trustee of any trust established as a possible source of funds for the payment of benefits under this Plan as provided in Section 7.1. After the occurrence of a Change of Control, the Trustee must be independent of any successor to the Company or any affiliate of such successor.

(bbb)
"2001 DCP" means the Tenet 2001 Deferred Compensation Plan which was in effect before the enactment of section 409A of the Code. All pre-2005 employee deferrals and employer contributions under the 2001 DCP were fully vested as of January 31, 2004 and as such are not subject to the provisions of section 409A of the Code. All 2005 employee deferrals and employer contributions under the 2001 DCP are subject to, and were made in accordance with, the requirements of section 409A of the Code and such employee deferrals and employer contributions were transferred to and will be administered under this Plan. No employee deferrals or employer contributions will be made to the 2001 DCP after 2005.

(ccc)
"Unforeseeable Emergency" means (i) a severe financial hardship to the Participant resulting from an illness or accident of the Participant, his spouse or his dependent (as defined under section 152(a) of the Code), (ii) a loss of the Participant's property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined by the Plan Administrator in its sole and absolute discretion in accordance with the requirements of section 409A of the Code.

2.2
Construction. If any provision of this Plan is determined to be for any reason invalid or unenforceable, the remaining provisions of this Plan will continue in full force and effect. All of the provisions of this Plan will be construed and enforced in accordance with the laws of the State of Texas and will be administered according to the laws of such state, except as otherwise required by the Act, the Code or other applicable federal law.

The term "delivered to the RPAC or Plan Administrator," as used in this Plan, will include delivery to a person or persons designated by the RPAC or Plan Administrator, as applicable, for the disbursement and the receipt of administrative forms. Delivery will be deemed to have occurred only when the form or other communication is actually received.
Headings and subheadings are for the purpose of reference only and are not to be considered in the construction of this Plan. The pronouns "he," "him" and "his" used in the Plan will also refer to similar pronouns of the female gender unless otherwise qualified by the context.

End of Article II

Fifth Amended and Restated Tenet 2006 DCP

ARTICLE III
PARTICIPATION AND FORFEITABILITY OF BENEFITS

3.1	Eligibility and Participation.

(a)
Determination of Eligibility. It is intended that eligibility to participate in the Plan will be limited to Eligible Persons, as determined by the RPAC, in its sole and absolute discretion. During the Open Enrollment Period, each Eligible Person will be contacted and informed that he may elect to defer portions of his Compensation, Bonus and/or RSUs by making an Election. An Eligible Person will become a Participant by completing an Election during an Open Enrollment Period pursuant to Section 4.1. Eligibility to become a Participant for any Plan Year will not entitle an Eligible Person to continue as an active Participant for any subsequent Plan Year.

(b)
Limits on Eligibility. The RPAC or Plan Administrator may at any time, in its sole and absolute discretion, limit the classification of Employees eligible to participate in the Plan and/or limit the period of such Employee’s enrollment to an Open Enrollment Period and to not permit such Employee to enroll during a Special Enrollment Period. In addition, the RPAC may limit or terminate an Eligible Person's participation in the Plan; provided, that no such termination will result in a cancellation of Compensation and Bonus Deferrals or RSU Deferrals for the remainder of a Plan Year in which an Election to make such deferrals is in effect. Any action taken by the RPAC or Plan Administrator that limits the classification of Employees eligible to participate in the Plan, limits the time of an Employee’s enrollment in the Plan or modifies or terminates an Eligible Person’s participation in the Plan will be set forth in Exhibit A attached hereto. Exhibit A may be modified from time to time without a formal amendment to the Plan, in which case a revised Exhibit A will be attached hereto.

An Employee who takes an Unforeseeable Emergency distribution pursuant to Section 5.4 of this Plan will have his Compensation and Bonus Deferrals and RSU Deferrals under this Plan suspended for the remainder of the Plan Year in which such distribution occurs. This mid-year suspension provision will also apply with respect to an Unforeseeable Emergency distribution made pursuant to 5.4 of the 2001 DCP. In addition, an Employee who takes an Unforeseeable Emergency distribution under either the 2001 DCP or this Plan will be ineligible to participate in the Plan for purposes of making Compensation and Bonus Deferrals and RSU Deferrals and receiving a Matching Contribution for the Plan Year following the year in which such distribution occurs.

(c)
Initial Eligibility. If an Eligible Person is employed or elected to the Board during the Plan Year or promoted or transferred into an eligible position and designated by the RPAC to be a Participant for such year, such Eligible Person will be eligible to elect to participate in the Plan during a Special Enrollment Period, unless determined otherwise by the Plan Administrator pursuant to Section 3.1(b), in which case, such Eligible Person will be permitted to enroll in the Plan during the next Open Enrollment Period. For purposes of determining an Eligible Person's initial

Fifth Amended and Restated Tenet 2006 DCP

eligibility, an Eligible Person, who incurs a Termination of Employment and is reemployed and eligible to participate in the Plan at a date which is more than twenty-four (24) months after such Termination of Employment, will be treated as being initially eligible to participate in the Plan on such reemployment. Designation as a Participant for the Plan Year in which he is employed or elected to the Board or promoted will not entitle the Eligible Person to continue as an active Participant for any subsequent Plan Year.

(d)
Loss of Eligibility Status. A Participant under this Plan who separates from employment with the Employer, or who ceases to be a Director, or who transfers to an ineligible employment position will continue as an inactive Participant under this Plan until the Participant has received payment of all amounts payable to him under this Plan. In the event that a Participant ceases to be an Eligible Person during the Plan Year, such Participant's Compensation and Bonus Deferrals and RSU Deferrals will continue through the remainder of the Plan Year, but the Participant will not be permitted to make such deferrals for the following Plan Year unless he again becomes an Eligible Person and makes a deferral Election pursuant to Section 3.1(a). An Eligible Person who ceases active participation in the Plan because the Eligible Person is no longer described as a Participant pursuant to this Section 3.1, or because he ceases making deferrals of Compensation, Bonuses or RSUs, will continue as an inactive Participant under this Plan until he has received payment of all amounts payable to him under this Plan. An inactive Participant will continue to have his Accounts adjusted pursuant to Section 4.6 based on his investment crediting rate elections until such Accounts have been paid in full.

3.2
Forfeitability of Benefits. Except as provided in Section 6.1, a Participant will at all times have a nonforfeitable right to amounts credited to his Account pursuant to Section 4.5. As provided in Section 7.2, however, each Participant will be only a general creditor of the Company and/or his Employer with respect to the payment of any benefit under this Plan.

End or Article III

Fifth Amended and Restated Tenet 2006 DCP

ARTICLE IV
DEFERRAL, COMPANY CONTRIBUTIONS, ACCOUNTING
AND INVESTMENT CREDITING RATES

4.1
General Rules Regarding Deferral Elections. An Eligible Person may become a Participant in the Plan for the applicable Plan Year by making an Election during the Open Enrollment Period to defer his Compensation, Bonus and/or RSUs pursuant to the terms of this Section 4.1. Such Election will be made by the date specified by the Plan Administrator and will be effective with respect to:

(a)	Compensation and/or Bonus paid for services performed on or after the following January 1; and

(b)	RSUs that are awarded under the SIP, either before or within thirty (30) days after the grant date as required by section 409A of the Code.
An Eligible Person who is employed by the Employer or elected to the Board during the Plan Year may make an Election during the Special Enrollment Period with respect to Compensation, Bonus and/or RSUs earned after the date of such Election to the extent permitted under Section 2.1(vv).
A Participant's Election will only be effective with respect to a single Plan Year and will be irrevocable for the duration of such Plan Year. Deferral elections for each applicable Plan Year of participation will be made during the Open Enrollment Period pursuant to a new Election. Deferrals will not be required to be taken from each paycheck during the applicable Plan Year so long as the total Compensation and Bonus elected to be deferred for the Plan Year has been captured by December 31 of such Plan Year.

4.2	Compensation and Bonus Deferrals. Five types of Compensation and Bonus Deferrals may be made under the Plan:

(a)
Base Deferral. Each Eligible Person may elect to defer a stated dollar amount, or designated full percentage, of Compensation to the Plan up to a maximum percentage of seventy five percent (75%) (one hundred percent (100%) for Directors) of the Eligible Person's Compensation for the applicable Plan Year until either (i) the Participant's Termination of Employment or (ii) a future year in which the Participant is still employed by the Employer (or providing services as a member of the Board) and that is at least two (2) calendar years after the end of the Plan Year in which the Compensation would have otherwise been paid (i.e., as a Scheduled In-Service Withdrawal subject to the provisions of Section 5.3).

Base Deferrals will be made pursuant to administrative procedures established by the Plan Administrator. Such procedures will provide that Base Deferrals will be subject to a "withholding hierarchy" for purposes of determining the amount of such contributions that may be contributed on behalf of a Participant. The Plan Administrator (or its delegatee) will determine the order of withholdings taken from a Participant's Compensation (e.g., for federal, state and local taxes, social security, wage garnishments, welfare plan contributions, 401(k) deferrals, and similar withholdings) and Base Deferrals will be subject to such withholding hierarchy. As

Fifth Amended and Restated Tenet 2006 DCP

a result, Base Deferrals may be effectively limited to Compensation available after the application of such withholding hierarchy.
The Employer will not make any Matching Contributions with respect to any Base Deferrals made to the Plan.

(b)
Bonus Deferral. Each Eligible Person may elect to defer a stated dollar amount, or designated full percentage, of his Bonus to the Plan up to a maximum percentage of one hundred percent (100%) (ninety four percent (94%) if a Bonus with Match Deferral is elected pursuant to Section 4.2(d)) of the Employee's Bonus for the applicable Plan Year until either (i) the Eligible Person's Termination of Employment or (ii) a future year in which the Eligible Person is still employed by the Employer (or providing services as a member of the Board) and that is at least two (2) calendar years after the end of the Plan Year in which the Bonus would have otherwise been paid (i.e., as a Scheduled In-Service Withdrawal subject to the provisions of Section 5.3).

Bonus Deferrals will be made pursuant to administrative procedures established by the Plan Administrator. Such procedures will provide that Bonus Deferrals will be subject to a "withholding hierarchy" for purposes of determining the amount of such contributions that may be contributed on behalf of a Participant. The Plan Administrator (or its delegatee) will determine the order of withholdings taken from a Participant's Bonus (e.g., for federal, state and local taxes, social security, wage garnishments, welfare plan contributions, and similar withholdings) and Bonus Deferrals will be subject to such withholding hierarchy. As a result, Bonus Deferrals may be effectively limited to Bonus available after the application of such withholding hierarchy.
Bonus Deferrals generally will be made in the form of cash; provided, however, that if the Company modifies the Annual Incentive Plan to provide for the payment of awards in Stock, Bonus Deferrals may be made in the form of Stock. Any Bonus Deferrals made in the form of Stock will be converted to Stock Units, based on the number of shares so deferred, credited to the Stock Unit Account and distributed to the Participant at the time specified herein in an equivalent number of whole shares of Stock as provided in Section 4.5(b).
The Employer will not make any Matching Contributions with respect to any Bonus Deferrals made to the Plan.

(c)
Base with Match Deferral. Each Eligible Person who is a participant in the 401(k) Plan may elect to have one percent (1%) to six percent (6%) of his Compensation deferred under the Plan as a Base with Match Deferral with respect to the pay period in which his deferrals to the 401(k) Plan reach the limit imposed on elective deferrals under section 402(g) of the Code, including the limit applicable to catch-up contributions to the extent the Eligible Person is eligible to make such contributions, as such limit is adjusted for cost of living increases.

All Base with Match Deferrals will be payable upon Termination of Employment (i.e., Scheduled In-Service Withdrawals are not available with respect to Base with Match

Fifth Amended and Restated Tenet 2006 DCP

Deferrals). A Participant who earns more than Four Hundred Thousand Dollars ($400,000) in Compensation (excluding Bonus), or such other amount as the Plan Administrator deems necessary to satisfy the requirements of section 409A of the Code, and elects to make Base with Match Deferrals under this Section 4.2(c) will not be permitted to modify his 401(k) Plan deferral elections during the Plan Year in which such Base with Match Deferral Election is in effect.
The Employer will make Matching Contributions with respect to Base with Match Deferrals made to the Plan as provided in Section 4.4.

(d)
Bonus with Match Deferral. Each Eligible Person may elect to automatically have six percent (6%) of his Bonus deferred under the Plan as a Bonus with Match Deferral whether or not the Eligible Person is a participant in the 401(k) Plan or his deferrals under the 401(k) Plan have reached limit imposed on elective deferrals under section 402(g) of the Code, including the limit applicable to catch-up contributions to the extent the Eligible Person is eligible to make such contributions. This Bonus with Match Deferral will be applied to that portion of the Eligible Person's Bonus in excess of that deferred as a Bonus Deferral under Section 4.2(b). For example, if the Eligible Person elects to defer fifty percent (50%) of his Bonus under Section 4.2(b) and also elects to make a Bonus with Match Deferral under this Section 4.2(d), fifty percent (50%) of the Eligible Person's Bonus will be deferred under Section 4.2(b) and six percent (6%) of the Eligible Person's Bonus will be deferred under this Section 4.2(d). All Bonus with Match Deferrals will be payable upon Termination of Employment (i.e., Scheduled In-Service Withdrawals are not available with respect to Bonus with Match Deferrals).

The Employer will make Matching Contributions with respect to Base with Match Deferrals and Bonus with Match Deferrals made to the Plan as provided in Section 4.4.

(e)
Discretionary Deferral. The RPAC may authorize an Eligible Person to defer a stated dollar amount, or designated full percentage, of Compensation to the Plan as a Discretionary Deferral. The RPAC, in its sole and absolute discretion, may limit the amount or percentage of Compensation an Eligible Person may defer to the Plan as a Discretionary Deferral and may prohibit Scheduled In-Service Withdrawals with respect to such Discretionary Deferral. The Employer will not make any Matching Contributions pursuant to Section 4.4(a) with respect to any Discretionary Deferrals, but may elect to make a Discretionary Contribution to the Plan with respect to such Discretionary Deferrals in the form of a discretionary matching contribution as described in Section 4.4(b).

4.3
RSU Deferrals. To the extent authorized by the RPAC, an Eligible Person may make an Election to defer a designated full percentage, up to one hundred percent (100%) of his RSUs until either (a) the Eligible Person's Termination of Employment or (b) a future year while the Eligible Person is still employed by the Employer and that is at least two (2) calendar years after the end of the Plan Year in which the RSU is granted (i.e., as a Scheduled In-Service Withdrawal subject to the provisions of 5.3. A deferral Election made pursuant to this Section 4.3 will apply to the entire RSU grant (i.e., a Participant may not elect to make a separate Election with respect to each portion of the RSU award based on

Fifth Amended and Restated Tenet 2006 DCP

the award's vesting schedule). Such RSU Deferrals will be converted to Stock Units, based on the number of shares so deferred, credited to the Stock Unit Account and distributed to the Participant at the time specified in his Election in an equivalent number of whole shares of Stock as provided in Section 4.5(b).
The Employer will not make any Matching Contributions with respect to any RSU Deferrals made to the Plan.

4.4	Company Contributions.

(a)
Matching Contribution. The Employer will make a Matching Contribution to the Plan each Plan Year on behalf of each Participant who makes Base with Match Deferrals and Bonus with Match Deferrals to the Plan for such Plan Year. Such Matching Contribution will equal fifty percent (50%) of the first six percent (6%) of the Participant's Base with Match and/or six percent (6%) of the Participant’s Bonus with Match Deferrals for such Plan Year. Matching Contributions and earnings and losses thereon will be distributed upon the Participant's Termination of Employment in the manner elected by the Participant (or deemed elected by the Participant) for the Plan Year to which the Matching Contribution relates as provided in Section 5.1.

(b)
Discretionary Contribution. The Employer may elect to make a Discretionary Contribution to a Participant's Account in such amount, and at such time, as will be determined by the Human Resources Committee. Any Discretionary Contribution made by the Employer, plus earnings and losses thereon, will be paid to the Participant upon his Termination of Employment with the Employer in the manner elected by the Participant (or deemed elected by the Participant) for the Plan Year to which the Discretionary Contribution relates as provided in Section 5.1.

4.5	Accounting for Deferred Compensation.

(a)
Cash Account. If a Participant has made an Election to defer his Compensation and/or Bonus and has made a request for amounts deferred to be deemed invested pursuant to Section 4.5(a), the Company may, in its sole and absolute discretion, establish and maintain a Cash Account for the Participant under this Plan. Each Cash Account will be adjusted at least quarterly to reflect the Base Deferrals, Bonus Deferrals, Base with Match Deferrals, Bonus with Match Deferrals, Discretionary Deferrals, Matching Contributions and Discretionary Contributions credited thereto, earnings or losses credited thereon, and any payment of such Base Deferrals, Bonus Deferrals, Base with Match Deferrals, Bonus with Match Deferrals, Discretionary Deferrals, Matching Contributions and Discretionary Contributions pursuant to Article V. The amounts of Base Deferrals, Bonus Deferrals, Base with Match Deferrals, Bonus with Match Deferrals, Discretionary Deferrals and Matching Contributions will be credited to the Participant's Cash Account within five (5) business days of the date on which such Compensation and/or Bonus would have been paid to the Participant had the Participant not elected to defer such amount pursuant to the terms and provisions of the Plan. Any Discretionary Contributions will be credited to each Participant's Cash Account at such times as determined by the Human Resources Committee. In the sole and absolute discretion of the Plan Administrator, more than one Cash Account may be established for each Participant

Fifth Amended and Restated Tenet 2006 DCP

to facilitate record-keeping convenience and accuracy. Each such Cash Account will be credited and adjusted as provided in this Plan.

(b)
Stock Unit Account. If a Participant has made an Election to defer his Compensation and/or Bonus and has made a request for such deferrals to be deemed invested in Stock Units pursuant to Section 4.5(b), the Plan Administrator may, in its sole and absolute discretion, establish and maintain a Stock Unit Account and credit the Participant's Stock Unit Account with a number of Stock Units determined by dividing an amount equal to the Base Deferrals, Bonus Deferrals, Base with Match Deferrals, Bonus with Match Deferrals, and associated Matching Contributions, and Discretionary Deferrals made as of such date by the Fair Market Value of a share of Stock on the date such Compensation and/or Bonus otherwise would have been payable. Such Stock Units will be credited to the Participant's Stock Unit Account as soon as administratively practicable after the determination of the number of Stock Units is made pursuant to the preceding sentence.

If the Participant is entitled to a Discretionary Contribution and has elected to have amounts credited to his Account to be deemed invested in Stock Units pursuant to Section 4.6(b), the Plan Administrator may, in its sole discretion, establish and maintain a Stock Unit Account and credit the Participant's Stock Unit Account with a number of Stock Units determined by dividing an amount equal to the Discretionary Contribution made as of such date by the Fair Market Value of a share of Stock on the date such Discretionary Contribution would have otherwise been made. Such Stock Units will be credited to the Participant's Stock Unit Account as soon as administratively practicable after the determination of the number of Stock Units has been made pursuant to the preceding sentence.
Bonus Deferrals made in Stock and RSU Deferrals will be credited to the Stock Unit Account as provided in Section 4.2(b).
In the sole and absolute discretion of the Plan Administrator, more than one Stock Unit Account may be established for each Participant to facilitate record keeping convenience and accuracy.

(i)
The Stock Units credited to a Participant's Stock Unit Account will be used solely as a device for determining the number of shares of Stock eventually to be distributed to the Participant in accordance with this Plan. The Stock Units will not be treated as property of the Participant or as a trust fund of any kind. No Participant will be entitled to any voting or other stockholder rights with respect to Stock Units credited under this Plan.

(ii)
If the outstanding shares of Stock are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Stock or other securities, through merger, consolidation, spin-off, sale of all or substantially all the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Stock or other securities, an appropriate and proportionate adjustment in

Fifth Amended and Restated Tenet 2006 DCP

a manner consistent with section 409A of the Code will be made by the Human Resources Committee in the number and kind of Stock Units credited to a Participant's Stock Unit Account.

(c)
Accounts Held in Trust. Amounts credited to Participants' Accounts may be secured by one or more trusts, as provided in Section 7.1, but will be subject to the claims of the general creditors of each such Participant's Employer. Although the principal of such trust and any earnings or losses thereon will be separate and apart from other funds of the Employer and will be used for the purposes set forth therein, neither the Participants nor their Beneficiaries will have any preferred claim on, or any beneficial ownership in, any assets of the trust before the time such assets are paid to the Participant or Beneficiaries as benefits and all rights created under this Plan will be unsecured contractual rights of Plan Participants and Beneficiaries against the Employer. Any assets held in the trust with respect to a Participant will be subject to the claims of the general creditors of that Participant's Employer under federal and state law in the event of insolvency. The assets of any trust established pursuant to this Plan will never inure to the benefit of the Employer and the same will be held for the exclusive purpose of providing benefits to that Employer's Participants and their beneficiaries.

4.6
Investment Crediting Rates. At the time the Participant makes an Election under Section 4.1, he must specify the type of investment crediting rate option with which he would like the Company, in its sole and absolute discretion, to credit his Account as described in this Section 4.6. Such investment crediting rate Election will apply to all deferrals and contributions under the Plan, except for Bonus Deferrals made in Stock and RSU Deferrals which will automatically be credited to the Stock Unit Account as provided in Section 4.2(b) and Section 4.3.

(a)
Cash Investment Crediting Rate Options. A Participant may make an Election as to the type of investment in which the Participant would like Compensation and Bonus Deferrals to be deemed invested for purposes of determining the amount of earnings to be credited or losses to be debited to his Cash Account. The Participant will specify his preference from among the following possible investment crediting rate options:

(i)	An annual rate of interest equal to one hundred and twenty percent (120%) of the long-term applicable federal rate, compounded daily; or

(ii)	One or more benchmark mutual funds.
A Participant may make elect, on a daily basis, to modify the investment crediting rate preference under this Section 4.6(a) by making a new Election with respect to such investment crediting rate. Notwithstanding any request made by a Participant, the Company, in its sole and absolute discretion, will determine the investment rate with which to credit amounts deferred by Participants under this Plan, provided, however, that if the Company chooses an investment crediting rate other than the investment crediting rate requested by the Participant, such investment crediting rate cannot be less than (i) above.

Fifth Amended and Restated Tenet 2006 DCP

(b)
Stock Units. A Participant may make an Election to have all or a portion of his Compensation and Bonus Deferrals to be deemed invested in Stock Units. Any request to have Compensation and Bonus Deferrals to be deemed invested in Stock Units is irrevocable with respect to such Compensation and Bonus Deferrals and such amounts will be distributed in an equivalent whole number of shares of Stock pursuant to the provisions of Article V. Any fractional share interests will be paid in cash with the last distribution.

(c)
Deemed Election. In his request(s) pursuant to this Section 4.6, the Participant may request that all or any portion of his Account (in whole percentage increments) be deemed invested in one or more of the investment crediting rate preferences provided under the Plan as communicated from time to time by the RPAC. Although a Participant may express an investment crediting rate preference, the Company will not be bound by such request. If a Participant fails to set forth his investment crediting rate preference under this Section 4.6, he will be deemed to have elected an annual rate of interest equal to the rate of interest set forth in Section 4.6(a)(i) (i.e., one hundred and twenty percent (120%) of the long-term applicable federal rate, compounded daily). The RPAC will select from time to time, in its sole and absolute discretion, the possible investment crediting rate options to be offered under the Plan.

(d)
Employer Contributions. Matching Contributions to the Plan made by the Employer and allocated to a Participant's Account pursuant to Section 4.3 will be credited with the same investment crediting rate as the Participant's associated Base with Match Deferrals and/or Bonus with Match Deferrals for the relevant Plan Year. Discretionary Contributions, if any, made by the Employer and allocated to a Participant's Account pursuant to Section 4.4 will be credited with the investment crediting rate specified (or deemed specified) by such Participant in his Election for the relevant Plan Year with respect to the Participant's Base Deferrals and Bonus Deferrals.

A Participant will retain the right to change the investment crediting rate applicable to Matching Contributions and Discretionary Contributions as provided in this Section 4.6.

(e)
Prior Plan Contributions. The Company transferred Participant 2005 employee deferrals and employer contributions under the 2001 DCP to this Plan and permitted Participants to express an investment crediting rate preference with respect to such transferred amounts. Such transferred amounts will be administered pursuant to the terms of this Plan.

End of Article IV

Fifth Amended and Restated Tenet 2006 DCP

ARTICLE V
DISTRIBUTION OF BENEFITS

5.1
Distribution Election. During each Open Enrollment Period, the Eligible Person must make an Election as to the time and manner in which his Base Deferrals, Bonus Deferrals, Base with Match Deferrals, Bonus with Match Deferrals, RSU Deferrals and/or Discretionary Deferrals and any associated Matching Contributions or Discretionary Contributions will be paid. A Participant may make a separate distribution Election for each type of Participant Deferral or Employer Contribution for each Plan Year beginning on or after January 1, 2010 in which he elects to make Participant Deferrals to the Plan. The Participant may not modify his Election as to the manner in which such Participant Deferrals or Employer Contributions will be paid.

For Plan Years beginning before January 1, 2010, the Participant had to specify upon his initial enrollment in the Plan the time and form in which distributions of Base Deferrals, Bonus Deferrals, Base with Match Deferrals, Bonus with Match Deferrals, RSU Deferrals and/or Discretionary Deferrals and any associated Matching Contributions or Discretionary Contributions would be made upon a Termination of Employment and such termination distribution election governed all deferrals or Employer Contributions made to the Plan before January 1, 2010 (i.e., deferrals and Employer Contributions made during the 2005, 2006, 2007, 2008 and 2009 Plan Years). Alternatively, the Participant could have elected to receive a Scheduled In-Service Withdrawal of his Base Deferrals, Bonus Deferrals, RSU Deferrals and/or Discretionary Deferrals (if allowed by the RPAC).

(a)
Time of Distribution. A Participant who elects to receive a Scheduled In-Service Withdrawal with respect to Base Deferrals, Bonus Deferrals, RSU Deferrals or Discretionary Deferrals will receive the deferred amount, as adjusted for earnings and losses, in a lump sum at the time specified in his Election. In the event that the Participant incurs a Termination of Employment before his Scheduled In-Service Withdrawal date, his Scheduled In-Service Withdrawal election will be cancelled and of no effect and such amounts will be paid according to the Participant's Termination of Employment distribution Election with respect to the Plan Year for which the Scheduled In-Service Withdrawal amounts relate (i.e., the Plan Year such amounts were deferred) or if no Termination of Employment distribution Election is on file, in a lump sum upon such Termination of Employment based on the Plan's default form of payment.

A Participant who elects to receive his Base Deferrals, Bonus Deferrals, Base with Match Deferrals, Bonus with Match Deferrals, RSU Deferrals and/or Discretionary Deferrals and any associated Matching Contributions or Discretionary Contributions made for a Plan Year upon his Termination of Employment, may receive such amounts at any of the following times:

(i)	Subject to the six (6) month delay applicable to Key Employees described in Section 5.2, as soon as practicable after the Participant's Termination of Employment;

(ii)	In the twelfth (12th) month following the Participant's Termination of Employment; or

Fifth Amended and Restated Tenet 2006 DCP

(iii)	In the twenty-fourth (24th) month following the Participant's Termination of Employment.
Such amounts may be paid in the form of a lump sum or in the form of annual installments over a period of one (1) to fifteen (15) years. Such lump sum or installments will be made in cash or in Stock, or in a combination thereof, depending on the Participant's investment crediting rates as provided in Section 4.6. If the Participant's Account is paid in installments, such Account will be revalued during the term of such installments based on procedures established by the Plan Administrator.
A Participant who dies while an Employee or a Director, as applicable, will be deemed to have incurred a Termination of Employment on the date of his death; provided, however, that amounts payable pursuant to the Plan on account of death will not be subject to the six (6) month delay applicable to Key Employees.

(b)
Failure to Elect Distribution. In the event that a Participant fails to elect the manner in which his Account balance will be paid upon his Termination of Employment, such Account balance will be paid in the form of a lump sum as soon as practicable following the Participant's Termination of Employment, subject to the six (6) month delay applicable to Key Employees described in Section 5.2.

(c)
Taxation of Distributions. All distributions from the Plan will be taxable as ordinary income when received and subject to appropriate withholding of income taxes. In the case of distributions in Stock, the appropriate number of shares of Stock may be sold to satisfy such withholding obligations pursuant to administrative procedures adopted by the Plan Administrator.

5.2
Termination Distributions to Key Employees. Distributions under this Plan that are payable to a Key Employee on account of a Termination of Employment will be delayed for a period of six (6) months following such Participant's Termination of Employment. This six (6) month restriction will not apply, or will cease to apply, with respect to a distribution to a Participant's Beneficiary by reason of the death of the Participant.

5.3
Scheduled In-Service Withdrawals. A Participant who elects a Scheduled In-Service Withdrawal pursuant to Section 4.2 (regarding Compensation and Bonus Deferrals), Section 4.3 (regarding RSU Deferrals) may subsequently elect to delay such distribution for a period of at least five (5) additional calendar years; provided, that such Election is made at least (12) twelve months before the date that such distribution would otherwise be made. Further, in the event that a Participant elects a Scheduled In-Service Withdrawal and incurs a Termination of Employment before the Scheduled Withdrawal Date, the Participant's Scheduled In-Service Withdrawal Election and Compensation and Bonus Deferral and/or RSU Deferral Election under Section 4.2 or Section 4.3 will be cancelled and the Participant's entire Account balance will be paid according to the Participant's termination distribution Election as provided in Section 5.1.

5.4
Unforeseeable Emergency. Upon application by the Participant, the Plan Administrator, in its sole and absolute discretion, may direct payment of all or a portion of the Participant's Account balance before his Termination of Employment and any Scheduled Withdrawal

Fifth Amended and Restated Tenet 2006 DCP

Date in the event of an Unforeseeable Emergency. Any such application will set forth the circumstances constituting such Unforeseeable Emergency. The Plan Administrator will determine whether to grant an application for a distribution on account of an Unforeseeable Emergency in accordance with guidance issued pursuant to section 409A of the Code.
A Participant who takes an Unforeseeable Emergency distribution pursuant to this Section 5.4 (including amounts attributable to 2005 employee deferrals and employer contributions made under the 2001 DCP which are transferred to and administered under this Plan) will have his Participant Deferrals under this Plan suspended for the remainder of the Plan Year in which such Unforeseeable Emergency distribution occurs. In addition, such Participant will be ineligible to participate in the Plan for purposes of making Participant Deferrals and receiving an Employer Contribution for the Plan Year following the year in which such distribution occurs.

5.5
Death of a Participant. If a Participant dies while employed by the Employer, the Participant's Account balance will be paid to the Participant's Beneficiary in the manner elected (or deemed elected) by the Participant pursuant to Section 5.1; provided, that the six (6) month restriction on distributions to Key Employees under Section 5.2 will not apply.

In the event a terminated Participant dies while receiving installment payments, the remaining installments will be paid to the Participant's Beneficiary as such payments become due in accordance with Section 5.1.
In the event a terminated Participant dies before receiving his lump sum payment or before he begins receiving installment payments, the lump sum payment or installment payments will be paid to the Participant's Beneficiary as such payments become due in accordance with Section 5.1; provided, that the six (6) month restriction on distributions to Key Employees under Section 5.2 will not apply.

5.6
Withholding. Any taxes or other legally required withholdings from Compensation and Bonus Deferrals, RSU Deferrals, termination distributions, Scheduled In-Service Withdrawal payments and Unforeseeable Emergency distributions to Participants or Beneficiaries under the Plan will be deducted and withheld by the Employer, benefit provider or funding agent as required pursuant to applicable law. To the extent amounts are payable under this Plan in Stock, the appropriate number of shares of Stock may be withheld to satisfy such withholding obligation. A Participant or Beneficiary will be permitted to make a withholding election with respect to any federal and state tax withholding applicable to such distribution.

5.7
Impact of Reemployment on Benefits. If a Participant incurs a Termination of Employment and begins receiving installment payments from the Plan and such Participant is reemployed by the Employer, then such Participant's installment payments will continue as scheduled during the period of his reemployment.

End of Article V

Fifth Amended and Restated Tenet 2006 DCP

ARTICLE VI
PAYMENT LIMITATIONS

6.1	Spousal Claims.

(a)
In the event that an Alternate Payee is entitled to all or a portion of a Participant's Accounts pursuant to the terms of a DRO, such Alternate Payee will have the following distribution rights with respect to such Participant's Account to the extent set forth pursuant to the terms of the DRO:

(i)
payment of benefits in a lump sum, in cash or Stock, based on the Participant's investment crediting rates under the Plan as provided in Section 4.6 and the terms of the DRO, as soon as practicable following the acceptance of the DRO by the Plan Administrator;

(ii)
payment of benefits in a lump sum in cash or Stock, based on the Participant's investment crediting rates under the Plan as provided in Section 4.6 and the terms of the DRO, twelve (12) months following, or twenty four (24) months following, the acceptance of the DRO by the Plan Administrator;

(iii)
payment of benefits in substantially equal annual installments, in cash and/or Stock, based on the Participant's investment crediting rates under the Plan as provided in Section 4.6 and the terms of the DRO, over a period of not less than one (1) nor more than fifteen (15) years from the date the DRO is accepted by the Plan Administrator; and

(iv)
payment of benefits in substantially equal annual installments, in cash and/or Stock, based on the Participant's investment crediting rates under the Plan as provided in Section 4.6 and the terms of the DRO, over a period of not less than one (1) nor more than fifteen (15) years beginning twelve (12) months following, or twenty four (24) months following, the date the DRO is accepted by the Plan Administrator.

An Alternate Payee with respect to a DRO that provides for any of the distributions described in subsections (ii), (iii), or (iv) above, must complete and deliver to the Plan Administrator all required forms within thirty (30) days from the date the Alternate Payee is notified by the Plan Administrator that the DRO has been accepted. Any Alternate Payee who does not complete and deliver to the Plan Administrator all required forms and/or whose DRO does not provide for any of the distributions described in subsections (ii), (iii), or (iv) above will receive his benefits in a lump sum according to subsection (i) above. Unvested RSUs may not be transferred pursuant to a DRO.

(b)
Any taxes or other legally required withholdings from payments to such Alternate Payee will be deducted and withheld by the Employer, benefit provider or funding agent. To the extent amounts are payable under this Plan in Stock, the appropriate number of shares of Stock may be sold to satisfy such withholding obligation. The Alternate Payee will be permitted to make a withholding election with respect to any federal and state tax withholding applicable to such payments.

Fifth Amended and Restated Tenet 2006 DCP

(c)
The Plan Administrator will have sole and absolute discretion to determine whether a judgment, decree or order is a DRO, to determine whether a DRO will be accepted for purposes of this Section 6.1 and to make interpretations under this Section 6.1, including determining who is to receive benefits, all calculations of benefits and determinations of the form of such benefits, and the amount of taxes to be withheld. The decisions of the Plan Administrator will be binding on all parties with an interest.

(d)
Any benefits payable to an Alternate Payee pursuant to the terms of a DRO will be subject to all provisions and restrictions of the Plan and any dispute regarding such benefits will be resolved pursuant to the Plan claims procedure in Article VIII.

6.2
Legal Disability. If a person entitled to any payment under this Plan is, in the sole judgment of the Plan Administrator, under a legal disability, or otherwise is unable to apply such payment to his own interest and advantage, the Plan Administrator, in the exercise of its discretion, may direct the Employer or payer of the benefit to make any such payment in any one or more of the following ways:

(a)	Directly to such person;

(b)	To his legal guardian or conservator; or

(c)	To his spouse or to any person charged with the duty of his support, to be expended for his benefit and/or that of his dependents.
The decision of the Plan Administrator will in each case be final and binding upon all persons in interest, unless the Plan Administrator reverses its decision due to changed circumstances.

6.3
Assignment. Except as provided in Section 6.1, no Participant or Beneficiary will have any right to assign, pledge, transfer, convey, hypothecate, anticipate or in any way create a lien on any amounts payable under this Plan. No amounts payable under this Plan will be subject to assignment or transfer or otherwise be alienable, either by voluntary or involuntary act, or by operation of law, or subject to attachment, execution, garnishment, sequestration or other seizure under any legal, equitable or other process, or be liable in any way for the debts or defaults of Participants and their Beneficiaries.

End of Article VI

Fifth Amended and Restated Tenet 2006 DCP

ARTICLE VII
FUNDING

7.1	Funding.

(a)
Funding. Benefits under this Plan will be funded solely by the Employer. Benefits under this Plan will constitute an unfunded general obligation of the Employer, but the Employer may create reserves, funds and/or provide for amounts to be held in trust to fund such benefits on its behalf. Payment of benefits may be made by the Employer, any trust established by the Employer or through a service or benefit provider to the Employer or such trust.

(b)	Rabbi Trust. Upon a Change of Control, the following will occur:

(i)	the Trust will become (or continue to be) irrevocable;

(ii)	for three (3) years following a Change of Control, the Trustee can only be removed as set forth in the Trust;

(iii)	if the Trustee is removed or resigns within three (3) years of a Change of Control, the Trustee will select a successor Trustee, as set forth in the Trust;

(iv)
for three (3) years following a Change of Control, the Company will be responsible for directly paying all Trustee fees and expenses, together with all fees and expenses incurred under Article VIII relating to the RPAC, Plan Administrator, and Plan administrative expenses; and

(v)
the Trust Agreement may be amended only as set forth in the Trust (with the Trustee's consent); provided, however, that no such amendment will (A) change the irrevocable nature of the Trust; (B) adversely affect a Participant's rights to benefits without the consent of the Participant; (C) impair the rights of the Company's creditors under the Trust; or (0) cause the Trust to fail to be a "grantor trust" pursuant to Code sections 671 -- 679.

7.2
Creditor Status. Participants and their Beneficiaries will be general unsecured creditors of their respective Employer with respect to the payment of any benefit under this Plan, unless such benefits are provided under a contract of insurance or an annuity contract that has been delivered to Participants, in which case Participants and their Beneficiaries will look to the insurance carrier or annuity provider for payment, and not to the Employer. The Employer's obligation for such benefit will be discharged by the purchase and delivery of such annuity or insurance contract.

End of Article VII

Fifth Amended and Restated Tenet 2006 DCP

ARTICLE VIII
ADMINISTRATION

8.1	The RPAC. The overall administration of the Plan will be the responsibility of the RPAC.

8.2
Powers of RPAC. The RPAC will have sole and absolute discretion regarding the exercise of its powers and duties under this Plan. In order to effectuate the purposes of the Plan, the RPAC will have the following powers and duties:

(a)	To appoint the Plan Administrator;

(b)	To review and render decisions respecting a denial of a claim for benefits under the Plan;

(c)	To construe the Plan and to make equitable adjustments for any mistakes or errors made in the administration of the Plan; and

(d)
To determine and resolve, in its sole and absolute discretion, all questions relating to the administration of the Plan and the trust established to secure the assets of the Plan (i) when differences of opinion arise between the Company, an Affiliate, the Plan Administrator, the Trustee, a Participant, or any of them, and (ii)whenever it is deemed advisable to determine such questions in order to promote the uniform and nondiscriminatory administration of the Plan for the greatest benefit of all parties concerned.

The foregoing list of express powers is not intended to be either complete or conclusive, and the RPAC will, in addition, have such powers as it may reasonably determine to be necessary or appropriate in the performance of its powers and duties under the Plan.

8.3
Appointment of Plan Administrator. The RPAC will appoint the Plan Administrator, who will have the responsibility and duty to administer the Plan on a daily basis. The RPAC may remove the Plan Administrator with or without cause at any time. The Plan Administrator may resign upon written notice to the RPAC.

8.4
Duties of Plan Administrator. The Plan Administrator will have sole and absolute discretion regarding the exercise of its powers and duties under this Plan. The Plan Administrator will have the following powers and duties:

(a)	To direct the administration of the Plan in accordance with the provisions herein set forth;

(b)	To adopt rules of procedure and regulations necessary for the administration of the Plan, provided such rules are not inconsistent with the terms of the Plan;

(c)
To determine all questions with regard to rights of Employees, Directors, Participants, and Beneficiaries under the Plan including, but not limited to, questions involving eligibility of an Employee or Director to participate in the Plan and the value of a Participant's Accounts;

Fifth Amended and Restated Tenet 2006 DCP

(d)	To enforce the terms of the Plan and any rules and regulations adopted by the RPAC;

(e)	To review and render decisions respecting a claim for a benefit under the Plan;

(f)	To furnish the Employer with information that the Employer may require for tax or other purposes;

(g)	To engage the service of counsel (who may, if appropriate, be counsel for the Employer), actuaries, and agents whom it may deem advisable to assist it with the performance of its duties;

(h)	To prescribe procedures to be followed by Participants in obtaining benefits;

(i)	To receive from the Employer and from Participants such information as is necessary for the proper administration of the Plan;

(j)	To establish and maintain, or cause to be maintained, the individual Accounts described in Section 4.4;

(k)	To create and maintain such records and forms as are required for the efficient administration of the Plan;

(l)	To make all determinations and computations concerning the benefits, credits and debits to which any Participant, or other Beneficiary, is entitled under the Plan;

(m)	To give the Trustee of the trust established to serve as a source of funds under the Plan specific directions in writing with respect to:

(i)	making distribution payments, giving the names of the payees, specifying the amounts to be paid and the time or times when payments will be made; and

(ii)	making any other payments which the Trustee is not by the terms of the trust agreement authorized to make without a direction in writing by the Plan Administrator;

(n)	To comply with all applicable lawful reporting and disclosure requirements of the Act;

(o)	To comply (or transfer responsibility for compliance to the Trustee) with all applicable federal income tax withholding requirements for benefit distributions; and

(p)	To construe the Plan, in its sole and absolute discretion, and make equitable adjustments for any errors made in the administration of the Plan.
The foregoing list of express duties is not intended to be either complete or conclusive, and the Plan Administrator will, in addition, exercise such other powers and perform such other duties as it may deem necessary, desirable, advisable or proper for the supervision and administration of the Plan.

Fifth Amended and Restated Tenet 2006 DCP

8.5
Indemnification of RPAC and Plan Administrator. To the extent not covered by insurance, or if there is a failure to provide full insurance coverage for any reason, and to the extent permissible under corporate by-laws and other applicable laws and regulations, the Employer agrees to hold harmless and indemnify the RPAC and Plan Administrator against any and all claims and causes of action by or on behalf of any and all parties whomsoever, and all losses therefrom, including, without limitation, costs of defense and reasonable attorneys' fees, based upon or arising out of any act or omission relating to or in connection with the Plan other than losses resulting from the RPAC's, or any such person's commission of fraud or willful misconduct.

8.6	Claims for Benefits.

(a)
Initial Claim. In the event that an Employee, Director, Eligible Person, Participant or his Beneficiary claims to be eligible for benefits, or claims any rights under this Plan, such claimant must complete and submit such claim forms and supporting documentation as will be required by the Plan Administrator, in its sole and absolute discretion. Likewise, any Participant or Beneficiary who feels unfairly treated as a result of the administration of the Plan, must file a written claim, setting forth the basis of the claim, with the Plan Administrator. In connect ion with the determination of a claim, or in connection with review of a denied claim, the claimant may examine this Plan, and any other pertinent documents generally available to Participants that are specifically related to the claim.

A written notice of the disposition of any such claim will be furnished to the claimant within ninety (90) days after the claim is filed with the Plan Administrator. Such notice will refer, if appropriate, to pertinent provisions of this Plan, will set forth in writing the reasons for denial of the claim if a claim is denied (including references to any pertinent provisions of this Plan) and, where appropriate, will describe any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary. If the claim is denied, in whole or in part, the claimant will also be notified of the Plan's claim review procedure and the time limits applicable to such procedure, including the claimant's right to arbitration following an adverse benefit determination on review as provided below. All benefits provided in this Plan as a result of the disposition of a claim will be paid as soon as practicable following receipt of proof of entitlement, if requested.

(b)
Request for Review. Within ninety (90) days after receiving written notice of the Plan Administrator's disposition of the claim, the claimant may file with the RPAC a written request for review of his claim. In connection with the request for review, the claimant will be entitled to be represented by counsel and will be given, upon request and free of charge, reasonable access to all pertinent documents for the preparation of his claim. If the claimant does not file a written request for review within ninety (90) days after receiving written notice of the Plan Administrator's disposition of the claim, the claimant will be deemed to have accepted the Plan Administrator's written disposition, unless the claimant was physically or mentally incapacitated so as to be unable to request review within the ninety (90) day period.

Fifth Amended and Restated Tenet 2006 DCP

(c)
Decision on Review. After receipt by the RPAC of a written application for review of his claim, the RPAC will review the claim taking into account all comments, documents, records and other information submitted by the claimant regarding the claim without regard to whether such information was considered in the initial benefit determination. The RPAC will notify the claimant of its decision by delivery or by certified or registered mail to his last known address. A decision on review of the claim will be made by the RPAC at its next meeting following receipt of the written request for review. If no meeting of the RPAC is scheduled within forty-five (45) days of receipt of the written request for review, then the RPAC will hold a special meeting to review such written request for review within such forty-five (45) day period. If special circumstances require an extension of the forty-five (45) day period, the RPAC will so notify the claimant and a decision will be rendered within ninety (90) days of receipt of the request for review. In any event, if a claim is not determined by the RPAC within ninety (90) days of receipt of written submission for review, it will be deemed to be denied.

The decision of the RPAC will be provided to the claimant as soon as possible but no later than five (5) days after the benefit determination is made. The decision will be in writing and will include the specific reasons for the decision presented in a manner calculated to be understood by the claimant and will contain references to all relevant Plan provisions on which the decision was based. Such decision will also advise the claimant that he may receive upon request, and free of charge, reasonable access to and copies of all documents, records and other information relevant to his claim and will inform the claimant of his right to arbitration in the case of an adverse decision regarding his appeal. The decision of the RPAC will be final and conclusive.

(d)
Arbitration. In the event the claims review procedure described in this Section 8.6 does not result in an outcome thought by the claimant to be in accordance with the Plan document, he may appeal to a third party neutral arbitrator. The claimant must appeal to an arbitrator within sixty (60) days after receiving the RPAC's denial or deemed denial of his request for review and before bringing suit in court. The arbitration will be conducted pursuant to the American Arbitration Association ("AAA") Rules on Employee Benefit Claims.

The arbitrator will be mutually selected by the Participant and the RPAC from a list of arbitrators who are experienced in nonqualified deferred compensation plan benefit matters that is provided by the AAA. If the parties are unable to agree on the selection of an arbitrator within ten (10) days of receiving the list from the AAA, the AAA will appoint an arbitrator. The arbitrator's review will be limited to interpretation of the Plan document in the context of the particular facts involved. The claimant, the RPAC and the Employer agree to accept the award of the arbitrator as binding, and all exercises of power by the arbitrator hereunder will be final, conclusive and binding on all interested parties, unless found by a court of competent jurisdiction, in a final judgment that is no longer subject to review or appeal, to be arbitrary and capricious. The claimant, RPAC and the Company agree that the venue for the arbitration will be in Dallas, Texas. The costs of arbitration will be paid by the Employer; the costs of legal representation for the claimant or witness costs for the claimant will be borne by the claimant; provided, that, as part of his award,

Fifth Amended and Restated Tenet 2006 DCP

the Arbitrator may require the Employer to reimburse the claimant for all or a portion of such amounts.
The following discovery may be conducted by the parties: interrogatories, demands to produce documents, requests for admissions and oral depositions. The arbitrator will resolve any discovery disputes by such pre hearing conferences as may be needed. The Company, RPAC and claimant agree that the arbitrator will have the power of subpoena process as provided by law. Disagreements concerning the scope of depositions or document production, its reasonableness and enforcement of discovery requests will be subject to agreement by the Company and the claimant or will be resolved by the arbitrator. All discovery requests will be subject to the proprietary rights and rights of privilege and other protections granted by applicable law to the Company and the claimant and the arbitrator will adopt procedures to protect such rights. With respect to any dispute, the Company, RPAC and the claimant agree that all discovery activities will be expressly limited to matters relevant to the dispute and the arbitrator will be required to fully enforce this requirement.
The arbitrator will have no power to add to, subtract from, or modify any of the terms of the Plan, or to change or add to any benefits provided by the Plan, or to waive or fail to apply any requirements of eligibility for a benefit under the Plan. Nonetheless, the arbitrator will have absolute discretion in the exercise of its powers in this Plan. Arbitration decisions will not establish binding precedent with respect to the administration or operation of the Plan.

8.7
Receipt and Release of Necessary Information. In implementing the terms of this Plan, the RPAC and Plan Administrator, as applicable, may, without the consent of or notice to any person, release to or obtain from any other insuring entity or other organization or person any information, with respect to any person, which the RPAC or Plan Administrator deems to be necessary for such purposes. Any Participant or Beneficiary claiming benefits under this Plan will furnish to the RPAC or Plan Administrator, as applicable, such information as may be necessary to determine eligibility for and amount of benefit, as a condition of claiming and receiving such benefit.

8.8
Overpayment and Underpayment of Benefits. The Plan Administrator may adopt, in its sole and absolute discretion, whatever rules, procedures and accounting practices are appropriate in providing for the collection of any overpayment of benefits. If a Participant or Beneficiary receives an underpayment of benefits, the Plan Administrator will direct that payment be made as soon as practicable to make up for the underpayment. If an overpayment is made to a Participant or Beneficiary, for whatever reason, the Plan Administrator may, in its sole and absolute discretion, (a) withhold payment of any further benefits under the Plan until the overpayment has been collected; provided, that the entire amount of reduction in any calendar year does not exceed five thousand dollars ($5,000), and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant, or (b) may require repayment of benefits paid under this Plan without regard to further benefits to which the Participant or Beneficiary may be entitled.

Fifth Amended and Restated Tenet 2006 DCP

8.9
Change of Control. Upon a Change of Control and for the following three (3) years thereafter, if any arbitration arises relating to an event occurring or a claim made with in three (3) years of a Change of Control, (i) the arbitrator will not decide the claim based on an abuse of discretion principle or give the previous RPAC decision any special deference, but rather will determine the claim de novo based on its own independent reading of the Plan; and (ii) the Company will pay the Participant's reasonable legal and other related fees and expenses upon the Participant’s provision of satisfactory documentation of such expenses with such reimbursement being made no later than the close of the second taxable year following the year in which such expenses were incurred.

End of Article VIII

Fifth Amended and Restated Tenet 2006 DCP

ARTICLE IX
OTHER BENEFIT PLANS OF THE COMPANY

9.1
Other Plans. Nothing contained in this Plan will prevent a Participant before his death, or a Participant's spouse or other Beneficiary after such Participant's death, from receiving, in addition to any payments provided for under this Plan, any payments provided for under any other plan or benefit program of the Employer, or which would otherwise be payable or distributable to him, his surviving spouse or Beneficiary under any plan or policy of the Employer or otherwise. Nothing in this Plan will be construed as preventing the Company or any of its Affiliates from establishing any other or different plans providing for current or deferred compensation for employees and/or Directors. Unless otherwise specifically provided in any plan of the Company intended to "qualify" under section 401 of the Code, Compensation and Bonus Deferrals made under this Plan will constitute earnings or compensation for purposes of determining contributions or benefits under such qualified plan.

End of Article IX

Fifth Amended and Restated Tenet 2006 DCP

ARTICLE X
AMENDMENT AND TERMINATION OF THE PLAN

10.1	Continuation. The Company intends to continue this Plan indefinitely, but nevertheless assumes no contractual obligation beyond the promise to pay the benefits described in this Plan.

10.2
Amendment of Plan. The Company, through an action of the Human Resources Committee, reserves the right in its sole and absolute discretion to amend this Plan in any respect at any time, except that upon or during the two (2) year period after any Change of Control of the Company, (a) Plan benefits cannot be reduced, (b) Articles VIII and X and Plan Section 7.1(b) cannot be changed, and (c) (except as provided in Section 10.3) no prospective amendment that adversely affects the rights or obligations of a Participant may be made unless the affected Participant receives at least one (1) year's advance written notice of such amendment.

Moreover, no amendment may ever be made that retroactively reduces or diminishes the rights of any Participant to the benefits described herein that have been accrued or earned through the date of such amendment, even if a Termination of Employment has not yet occurred with respect to such Participant.
In addition to the Human Resources Committee, the RPAC has the right to make non-material amendments to the Plan to comply with changes in the law or to facilitate Plan administration; provided, however, that each such proposed non-material amendment must be discussed with the Chairperson of the Human Resources Committee in order to determine whether such change would constitute a material amendment to the Plan.
The provisions of this Section 10.2 will not restrict the right of the Company to terminate this Plan under Section 10.3 below or the termination of an Affiliate's participation under Section 10.4 below.

10.3
Termination of Plan. The Company, through an action of the Human Resources Committee, may terminate or suspend this Plan in whole or in part at any time, provided that no such termination or suspension will deprive a Participant, or person claiming benefits under this Plan through a Participant, of any amount credited to his Accounts under this Plan up to the date of suspension or termination, except as required by applicable law and pursuant to the valuation of such Accounts pursuant to Section 4.6.

The Human Resources Committee may decide to liquidate the Plan upon termination under the following circumstances:

(a)
Corporate Dissolution or Bankruptcy. The Human Resources Committee may terminate and liquidate the Plan within twelve (12) months of a corporate dissolution taxed under section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A), provided that the amounts deferred under the Plan are included in Participants' gross income in the latest of the following years (or if earlier, the taxable year in which the amount is actually or constructively received):

(i)	The calendar year in which the Plan termination and liquidation occurs.

Fifth Amended and Restated Tenet 2006 DCP

(ii)	The first calendar year in which the amount is no longer subject to a substantial risk of forfeiture.

(iii)	The first calendar year in which the payment is administratively practicable.

(b)
Change in Control. The Human Resources Committee may terminate and liquidate the Plan within the thirty (30) days preceding or the twelve (12) months following a "change in control" as defined in Treasury Regulation 1.409A-3(i)(5) provided that all plans or arrangements that would be aggregated with the Plan under section 409A of the Code are also terminated and liquidated with respect to each Participant that experienced the change in control event so that under the terms of the Plan and all such arrangements the Participant is required to receive all amounts of compensation deferred under such arrangements within twelve (12) months of the termination of the Plan or arrangement, as applicable. In the case of a Change of Control event which constitutes a sale of assets, the termination of the Plan pursuant to this Section 10.3(b) may be made with respect to the Employer that is primarily liable immediately after the change of control transaction for the payment of benefits under the Plan.

(c)
Termination of Plan. The Human Resources Committee may terminate and liquidate the Plan provided that (i) the termination and liquidation does not occur by reason of a downturn of the financial health of the Company or an Employer, (ii) all plans all plans or arrangements that would be aggregated with the Plan under section 409A of the Code are also terminated and liquidated, (iii) no payments in liquidation of the Plan are made within twelve (12) months of the date of termination of the Plan other than payments that would be made in the ordinary course operation of the Plan, (iv) all payments are made within twenty four (24) months of the date the Plan is terminated and (v) the Company or the Employer, as applicable depending on whether the Plan is terminated with respect to such entity, do not adopt a new plan that would be aggregated with the Plan within three (3) years of the date of the termination of the Plan.

10.4
Termination of Affiliate's Participation. An Affiliate may terminate its participation in the Plan at any time by an action of its governing body and providing written notice to the Company. Likewise, the Company may terminate an Affiliate's participation in the Plan at any time by an action of the Human Resources Committee and providing written notice to the Affiliate. The effective date of any such termination will be the later of the date specified in the notice of the termination of participation or the date on which the RPAC can administratively implement such termination. In the event that an Affiliate's participation in the Plan is terminated, each Participant employed by such Affiliate will continue to make Compensation and Bonus Deferrals, RSU Deferrals or Discretionary Deferrals, as applicable, in effect at the time of such termination for the remainder of the Plan Year in which the termination occurs. Thereafter, each Participant employed by such Affiliate will continue to participate in the Plan as an inactive Participant and will be entitled to a distribution of his entire Account or a portion thereof upon the earlier of his Scheduled Withdrawal Date, if any, or his Termination of Employment, in the form elected (or deemed elected) by such Participant pursuant to Section 5.1.

End of Article X

Fifth Amended and Restated Tenet 2006 DCP

ARTICLE XI
MISCELLANEOUS

11.1
No Reduction of Employer Rights. Nothing contained in this Plan will be construed as a contract of employment between the Employer and an Employee, or as a right of any Employee to continue in the employment of the Employer, or as a limitation of the right of the Employer to discharge any of its Employees, with or without cause or as a right of any Director to be renominated to serve as a Director.

11.2	Provisions Binding. All of the provisions of this Plan will be binding upon all persons who will be entitled to any benefit hereunder, their heirs and personal representatives.

End of Article IX

Fifth Amended and Restated Tenet 2006 DCP

IN WITNESS WHEREOF, this Fifth Amended and Restated Tenet 2006 Deferred Compensation Plan has been executed on this 30th of November, 2018, effective as of January 1, 2019, except as specifically provided otherwise here

TENET HEALTHCARE CORPORATION

By:	/s/ Paul Slavin
Paul Slavin, Vice President, Executive and Corp. HR Services

Fifth Amended and Restated Tenet 2006 DCP

EXHIBIT A1
LIMITS ON ELIGIBILITY AND PARTICIPATION

Section 3.1 of the Tenet 2006 Deferred Compensation Plan (the "Plan") provides the Retirement Plans Administration Committee ("RPAC") and Plan Administrator with the authority to limit the classification of Employees eligible to participate in the Plan, limit the time of an Employee’s enrollment in the Plan to an Open Enrollment Period and/or modify or terminate an Eligible Person’s participation in the Plan and states that any such limitation will be set forth in this Exhibit A. Capitalized terms used in this Exhibit that are not defined herein will have the meaning set forth in Section 2.1.

•
The classification of Employees eligible to participate in the Plan will be limited to those employees who are paid from a Tenet payroll (i.e., eligible employees who were previously employed by Vanguard Health System will not be eligible to participate in the Plan until they transition to a Tenet payroll).

1 This Exhibit A may be updated from time to time without the need for a formal amendment to the Plan.

A-1